EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron
(952) 930-9000

Appliance Recycling Centers of America Announces Plans To Open Fourth ApplianceSmart
Factory Outlet In Columbus, Ohio, Market

October 23, 2007 - Minneapolis, MN - Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today announced that it will open a 28,000-square-foot ApplianceSmart factory outlet superstore in Columbus, Ohio, in November 2007.

Located at 2620 Sawmill Plaza Boulevard in the large Sawmill Plaza shopping center, the new factory outlet will be ApplianceSmart’s fourth location in the Columbus market. ARCA also announced the closing of its small factory outlet in Compton, California, in October to enable this facility to better focus on its appliance recycling operation. As a result of these actions, ApplianceSmart will be operating 15 factory outlets nationally.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “ApplianceSmart has established a strong presence in the Columbus market by offering customers a wide  selection of high-quality, discount-priced appliances. The addition of a fourth outlet to serve this market will enable us to increase our market penetration, while generating greater economies of scale as we leverage advertising support and other overhead expenses.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA (www.arcainc.com) is one of the nation’s leading retailers of special-buy household appliances, including such leading brands as Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a significant discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of mid-October 2007, ApplianceSmart was operating 14 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; and two in San Antonio, Texas. ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.